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                                                                         8/6/93

                             STATE OF UNDERSTANDING
                           REGARDING PET FOOD VENTURE

            1. Parties. The parties to this Agreement are Phelps Industries, Inc., a Massachusetts corporation ("Phelps"), and Hubbard Milling Company, a Minnesota corporation ("Hubbard").

            2. Entire Agreement; Amendments and Modifications. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written documents or oral discussions with respect to such subject matter. The parties anticipate that this Agreement may be amended and modified from time to time. Such amendments and modifications will be in writing and will be prepared and executed by the parties as supplements to this Agreement.

            3. Representations. Each party to this Agreement represents and warrants to the other that it is authorized to enter into this Agreement. Each party also represents and warrants to the other that there are no suits or proceedings pending or threatened against it, other than litigation that is immaterial to it and to the Venture contemplated hereby, and that such party has all permits, licenses and authorizations, governmental or otherwise, necessary to enter into this Agreement and to carry out the transactions contemplated hereby.

            4. Businesses of Phelps and Hubbard. Phelps is a consumer products company with, among other things, a pet treat production plant in Rockford, Illinois (the "Facility"), that manufactures a variety of pet treat products. Hubbard is an agribusiness company with, among other things, interests in the manufacturing, marketing and production of pet food at various plants located in the United States.

            5. The Venture.

            (a) Nature of Venture. Hubbard and Phelps hereby enter into a venture (the "Venture") whereby commencing July 28, 1993 Phelps will manufacture and sell to Hubbard, and Hubbard will resell to customers those pet treat products listed on Exhibit I hereto together with such additional products, if any, as Hubbard and Phelps may from time to time agree (collectively, the "Products").

            (b) Offer of New Products to Venture. If during the term of this Agreement a party shall propose to manufacture or market a pet treat product which does not constitute a Product of the Venture but is the same as or substantially similar to a Product of the Venture (other than a product being manufactured or marketed on the date hereof in the United States or Canada by such party, a corporate affiliate of such party or a joint venture in which such party participates), such party shall first offer in writing to the other to add such product as a Product of the Venture. If within thirty
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      (30) days of such offer, the other party responds in writing expressing its desire to add such product as a Product of the Venture, then such product shall become an additional Product of the Venture, and Phelps will manufacture and sell to Hubbard, and Hubbard will resell to customers such Product on the terms set forth in this Agreement, with such changes, if any, as the parties may mutually agree. If the other party shall not have so responded expressing its desire to add the product as a Product of the Venture then the offering party shall be free to manufacture and market such product without restriction and such product shall not be added as a Product of the Venture.

            6. Authorized Representatives.

            (a) Designation. The parties agree that policy and management decisions relating to the Venture shall be made an authorized representative of each party (individually an "Authorized Representative", and collectively the "Authorized Representatives"). Each party will designate its Authorized Representative and one alternate who shall act in the absence of such Authorized Representative. Until further notice, the Authorized Representative of Phelps will be Vin Foley with Peter Bower as alternate, and the Authorized Representative of Hubbard will be Tim Violet with Michael Mitchell as alternate. Each party may, by written notice to the other, designate a substitute representative or alternate.

            (b) Matters Requiring Joint Approval. The following actions can be taken only with the prior written approval of the Authorized Representatives of both Hubbard and Phelps:

                  i. the addition of new Products to the Venture;

                  ii. the creation of or material changes to the design or any other specifications with respect to the packaging of any Product;

                  iii. the establishment of or material changes to the
            formulation or specification of any Product;

                  iv. the establishment of or material changes in quality
            control standards with respect to the manufacturing of any Product;

                  v. approval of a request by Hubbard to establish credit
            policies for the sale of Products materially inconsistent with those in effect as of the date hereof for its sales of pet food products generally; and

                  vi. such other matters as by terms of this Agreement require the approval or agreement of the Authorized Representatives.


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            7. Responsibilities of Phelps.

            (a) Purchase of Packaging and Ingredients. Phelps shall be responsible for purchasing or arranging for the purchase of all packaging and ingredients for the Products; provided, however, that if the Authorized Representatives shall from time to time determine that packaging and ingredients can be purchased at a lower cost by Hubbard, Hubbard shall purchase such packaging and ingredients for Phelps. Phelps shall be responsible for payment when due of all invoices for packaging and ingredients and shall reimburse Hubbard for the cost of any packaging and ingredients purchased by Hubbard for Phelps hereunder. The cost of all art, design, plates, development and related costs with respect to packaging will be paid by Phelps, subject to the 50% reimbursement obligation of Hubbard set forth in Section 8(g) hereof. In the event Hubbard incurs any such costs, Phelps will reimburse Hubbard therefor upon submission of a statement by Hubbard to Phelps. If Phelps purchases reasonable quantities of packaging pursuant to this Section 7(a) but through no fault of Phelps, such packaging thereafter becomes obsolete and Phelps does not recover the cost thereof from a third party, then Hubbard will reimburse Phelps for 50% of the cost of such obsolete packaging.

            (b) Nature and Source of Ingredients. Phelps shall be responsible for purchasing Product ingredients that meet the quality specifications for such Product. Phelps shall have the right to specify sources of ingredients, including premixes, that are used for the Products.

            (c) Manufacturing of the Products. Subject to the provisions of
      Section 10 hereof, Phelps will manufacture and package quality Products for sale to Hubbard pursuant to the agreed upon formulations and specifications and will use its best efforts to control its cost of manufacturing consistent with the quality specifications for the Products. Phelps will devote to such manufacturing all equipment owned or leased by Phelps necessary for the production of the Products, and the services of all Phelps employees necessary for such production.

            (d) Storage of Ingredients and Finished Product. Phelps will maintain and store an inventory of packaging and ingredients and an inventory of finished products adequate to satisfy purchase orders.

            (e) Shipment of Products. Following transmission of a customer order to Phelps by Hubbard pursuant to Section 8(c) hereof, Phelps shall deliver Products to a carrier at the Facility for shipment in accordance with such customer order.

            (f) Servicing the Customer. Phelps shall make every reasonable effort to satisfy customer requests as to delivery,


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      customer pick-up and other related courtesies required to satisfy the needs of customers.

            (g) Quality Assurance. Phelps shall be responsible for performing the following activities in accordance with quality control standards established by the Authorized Representatives: (i) purchasing proper ingredients; (ii) maintaining quality standards at the Facility and for Products manufactured at the Facility, including implementing sanitation policies and programs; and (iii) taking samples, inventory control and maintaining plant production records necessary for quality control.

            (h) Insurance. Phelps shall purchase products liability insurance for Products of the Venture in an amount not less than $3,000,000 with Phelps and Hubbard both named as insured parties thereunder. Such insurance shall be in addition to such products liability insurance, if any, as Phelps from time to time maintains for other products manufactured by Phelps.

            (i) Books and Records. Phelps shall maintain books and records with respect to its activities in connection with the Venture and will make such books and records available to the Authorized Representatives and to Hubbard on reasonable notice and during normal business hours for the purpose of establishing and from time to time adjusting the Transfer Price for Products. Such books and records shall be maintained in accordance with generally accepted accounting principles.

            (j) Reimbursement of Certain Expenses. Phelps shall reimburse Hubbard for 50% of (i) the cost of Product registrations paid by Hubbard in accordance with Section 8(e) hereof, and (ii) such other direct expenses of Hubbard from time to time approved by the Authorized Representatives incurred by Hubbard in connection with the Venture but not included in Hubbard's selling cost in establishing the anticipated net profit pursuant to Section 9(b) hereof.

            8. Responsibilities of Hubbard.

            (a) Sales and Marketing. Hubbard shall be responsible for reselling in the United States and Canada (the "Territory") Products manufactured by Phelps and sold to Hubbard. Hubbard will have the exclusive right to sell the Products within the Territory, except as otherwise expressly provided in Exhibit II hereto. In consideration of such exclusive right, Hubbard
      (i) except as provided in Section 5(b) and Section 10 hereof, shall purchase its requirements for Products and pet treat products that are the same as or substantially similar to the Products from Phelps to the extent such requirements can be reasonably satisfied by Phelps, and (ii) shall use reasonable efforts and endeavor in good faith to generate sales of Products within the Territory.


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      A sale of Products by Hubbard shall be deemed to be within the Territory if the principal customer contact is within the Territory, notwithstanding that the customer may resell some portion of the Product outside the Territory. Conversely, a sale of Products by Phelps shall be deemed to be outside the Territory if the principal customer contact is outside the Territory, notwithstanding that the customer may resell some portion of the Product within the Territory.

            (b) Quality Assurance/Production Assistance. Hubbard will provide consulting services to Phelps with respect to quality assurance and production as from time to time reasonably requested by Phelps. Phelps shall pay consulting fees for such services in such amount as from time to time agreed by the parties.

            (c) Customer Orders, Accounts Receivable/Invoices. Hubbard shall be responsible for maintaining an order desk in Mankato, Minnesota to which all customer orders for Products shall be directed. Orders will be transmitted daily by Hubbard to Phelps at such location as the Phelps Authorized Representative shall from time to time specify. Hubbard will process all customer invoices, collect accounts receivable and carry such receivables until collected or written off as uncollectible.

            (d) New Customer Development. Hubbard shall be responsible for developing customers. Hubbard shall disclose new customer prospects to Phelps, and Phelps personnel shall have the option to accompany Hubbard personnel on new customer calls.

            (e) Product Registrations. Hubbard will be responsible for all governmental registrations for Products in the United States and Canada and will pay all costs with respect thereto, subject to the 50% reimbursement obligation of Phelps contained in Section 7(j) hereof.

            (f) Books and Records. Hubbard shall maintain books and records with respect to its activities in connection with the Venture and will make such books and records available to the Authorized Representatives and to Phelps on reasonable notice and during normal business hours for the purpose of establishing and from time to time adjusting the Transfer Price for Products. Such books and records shall be maintained in accordance with generally accepted accounting principles.

            (g) Reimbursement of Certain Expenses. Hubbard shall reimburse Phelps for 50% of (i) the cost of all art, design, plates, development and related costs with respect to packaging paid by Phelps in accordance with
      Section 7(a) hereof, and (ii) such other direct expenses of Phelps from time to time approved by the Authorized Representatives


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      incurred by Phelps in connection with the Venture but not recoverable through the Transfer Price, as defined in Section 9(b) hereof.

            9. Sale of Products by Phelps to Hubbard; Accounts Receivable from Resale of Products by Hubbard.

            (a) Generally. Phelps shall sell to Hubbard, and Hubbard shall purchase from Phelps, Products when and as delivered by Phelps to a carrier for shipment in accordance with Section 7(e) hereof. The price for such Products shall be the Transfer Price (as hereinafter defined). Phelps shall invoice Hubbard for the Transfer Price for Products not more often than weekly, and Hubbard shall pay each such invoice within fifteen (15) days of receipt thereof by Hubbard.

            (b) Transfer Price. The Transfer Price for any Product shall be equal to the sum of the cost of ingredients, packaging cost, production cost, freight and 50% of the anticipated net profit, all determined in accordance with this Section 9(b) and Exhibit III hereto:

                  i. Cost of Ingredients. The cost of ingredients will be
            calculated by multiplying the pounds of each ingredient used (including a shrink factor as provided in Exhibit III hereto) by the ingredient's cost per pound. Each ingredient's cost will be established on a quarterly basis and shall be the market price of the ingredient, F.O.B. the Facility, on the Wednesday of the month that falls between the 4th and 10th of the month prior to commencement of the calendar quarter, unless otherwise agreed by the Authorized Representatives. Market price of an ingredient shall be the actual lowest cost that an ingredient can be purchased for at the time of the quarterly pricing in the quantities required by Phelps.

                  ii. Packaging Cost. The packaging cost will be calculated
            using the actual cost of the packaging, F.O.B. the Facility, less all applicable rebates, credits or discounts. A shrink factor shall be included in the determination of actual cost as provided in
            Exhibit III hereto.

                  iii. Production Cost. The production cost shall include direct labor costs of production employees, a production supervision charge for supervisory employees, utilities, quality assurance costs incurred pursuant to Section 7(g) hereof, product liability insurance costs incurred pursuant to Section 7(h) hereof, and such other direct manufacturing expenses as are identified in Exhibit III hereto or otherwise approved by the Authorized Representatives, but excluding depreciation.


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                  iv. Freight. Freight shall include any costs actually incurred by Phelps for delivery of the Product.

                  v. Anticipated Net Profit. The anticipated net profit for each
            Product shall be an amount per unit from time to time approved by the Authorized Representatives as the excess per unit of (A) the estimated sales price by Hubbard to the customer over (B) the sum of the estimated Transfer Price (excluding anticipated net profit) and Hubbard's estimated selling cost. Hubbard's selling cost shall consist of the following expenses incurred by Hubbard: all marketing and sales expenses, travel, promotional costs, discounts, advertising, freight, and other expenses directly related to selling the Product as are identified in Exhibit IV hereto or otherwise approved by the Authorized Representatives. The Authorized Representatives shall meet periodically, not less frequently than quarterly, to review and adjust as appropriate the anticipated net profit for each Product.

            (c) Periodic Adjustment of Transfer Price. Upon the completion of each calendar quarter, the Authorized Representatives shall review the Transfer Price (including without limitation anticipated net profit and Hubbard's selling costs taken into account in establishing the anticipated net profit) for each Product relative to the actual costs of the parties incurred in connection with the manufacture and sale of Products and the actual sales price of Products. Based upon such review, the Authorized Representatives shall from time to time adjust the Transfer Price in order to assure that the parties generally recover their respective costs in connection with the manufacture and sale of Products and generally derive an equal profit from their activities in connection with the Venture.

            (d) Title to Inventory; Risk of Loss. Phelps shall have title to and bear the risk of loss with respect to all inventories of Product raw materials, packaging, work in process and finished goods except Products delivered to a carrier for shipment in accordance with Section 7(e) hereof. Upon delivery of Products to a carrier for shipment in accordance with Section 7(e) hereof, title to and risk of loss (as between Phelps and Hubbard) with respect to such Products shall shift from Phelps to Hubbard.

            (e) Accounts Receivable. Accounts receivable arising from the sale of Products by Hubbard to customers shall be and remain the property of Hubbard. However, in consideration of 50% of the anticipated net profit of Hubbard from such sale being included in the Transfer Price from Phelps to Hubbard in accordance with Section 9(b) hereof, Phelps agrees to reimburse Hubbard for 50% of (i) all adjustments to accounts receivable after the date of invoice arising from claims made


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      by customers with respect to the Products, and (ii) all accounts receivable for Products written off by Hubbard as uncollectible. Hubbard shall submit to Phelps written statements for such reimbursement and Phelps shall pay such statements within thirty (30) days of the date thereof. Unless otherwise approved by the Authorized Representatives, Hubbard shall establish credit policies for the sale of Products consistent with those from time to time in effect for its sales of pet food products generally. Hubbard shall review its credit policies with Phelps from time to time upon the request of Phelps.

            10. Projected Requirements. During the first sixty (60) days of each calendar quarter Hubbard will furnish Phelps a good faith estimate of its requirements for the delivery of Products during the next calendar quarter, and Phelps shall promptly inform Hubbard of its acceptance of such requirements (and any failure by Phelps to furnish any notice to Hubbard within fifteen (15) days after the receipt by Phelps of such estimate shall be deemed acceptance) or of any difficulties Phelps anticipates in meeting such requirements. In the event any such difficulties are identified by Phelps, the Authorized Representatives will meet promptly to establish mutually agreeable delivery requirements. Although Phelps will thereafter use reasonable efforts to meet any requests for delivery of Products in excess of the amounts agreed upon, Phelps shall have no liability to Hubbard for the failure of Phelps to deliver such excess Products and Hubbard may purchase such excess Products from other sources.

            11. Trademarks, Etc. Except as set forth below, all existing and new names, trademarks, patents, copyrights, and licenses of each party shall remain its property, and the other party shall not acquire any right, title, or interest therein by reason of this Agreement or by reason of the use of such trademarks, patents, copyrights, licenses, or other registrations for the sale of Products under this Agreement. Notwithstanding the foregoing, new tradenames or trademarks that are developed during the term of this Agreement solely for use in the sale of Products in the Territory ("New Product Marks") shall be registered by Hubbard in Hubbard's name. If upon termination of this Agreement either party wishes to continue to use a New Product Mark, it shall pay the other party 50% of the value thereof, as mutually agreed by the parties, and such New Product Mark shall be registered in the name of the party acquiring the mark.

            12. Trade Secrets, Etc. Both parties agree to a full and open exchange of all information relating to the Products including, but, not limited to formulations, specifications, customer lists, product know-how, marketing plans, manufacturing and process technology, customer credit files, trade secrets, etc. (hereafter referred to as "Proprietary Information"). During the term of this Agreement, each party agrees that it will not use any Proprietary Information received by it from the other except as required to carry out its responsibilities hereunder. Upon


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termination of the Venture, each party will be free to use its Proprietary
Information as it shall see fit, but neither party will use any Proprietary Information of the other for any purpose. Proprietary Information developed by the parties in furtherance of this Venture shall be the property of both parties and may be used by either party in its own separate business activities, both during the term of the Venture and upon termination.

            13. Employees. Employees of Phelps or Hubbard who perform services in connection with the Venture shall remain employees of their respective employer which shall remain solely responsible for establishing the terms and conditions of their employment, including hiring, discipline and discharge. Neither Phelps nor Hubbard (or any of their respective employees) shall have any responsibility for the development or approval of personnel policies with respect to the employees of the other; provided, however, that any increase in the compensation of employees who perform services in connection with the Venture and whose compensation is included in the pricing of Products will be excluded from Product pricing unless (i) such increase is in the ordinary course of business consistent with the employer's past practices, or (ii) such increase is approved by the Authorized Representatives. Phelps and Hubbard shall remain solely liability for the payment of compensation or any employment benefits to their respective employees and for the payment of any taxes, charges or assessments payable with respect to their respective employees, including without limitation any such payments made to governmental agencies or bodies. Neither the Venture nor Hubbard shall be considered a successor employer of Phelps' employees, and neither the Venture nor Phelps shall be considered a successor employer of Hubbard's employees.

            14. Reputations of Parties. Phelps and Hubbard both cherish their reputations in the world at large and internally. Both parties agree they will use every reasonable means to respect and enhance those reputations.

            15. Status. The Venture is a contractual arrangement between the parties for the manufacture and sale of goods and does not constitute a separate entity.

            16. No Assumption of Liabilities, Etc. Neither Hubbard nor Phelps shall, by virtue of this Agreement be deemed to have assumed any liability of any kind or nature whatsoever arising with respect to activities or operations of the other, including without limitation employee compensation, workers compensation or employment-related claims, environmental matters, taxes or other governmental charges. Neither party to this Agreement shall be deemed to have become, as a result of this Agreement, the owner or operator of any facility of the other party.

            17. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally served or if transmitted by registered or


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certified U.S. Mail, return receipt requested and postage prepaid, or by facsimile transmission with receipt confirmed, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall theretofore have designated by notice in accordance with this Section 17.

                           Phelps Industries, Inc.
                           122 Quincy Shore Drive
                           Quincy, Massachusetts 02170
                           Attention: President

                           Hubbard Milling Company
                           424 North Riverfront Drive
                           P.O. Box 8500
                           Mankato, Minnesota 56002-8500
                           Attention: President

The date of giving such notice shall be the date received, if served personally, or the date on which the notice is delivered to the other party as indicated by the return receipt.

            18. Phelps' and Hubbard's Other Operations. It is understood that both Phelps and Hubbard conduct businesses similar to the contemplated business of the Venture, both within and outside the Territory (the "Other Activities"). It is agreed that nothing in this Agreement is intended to limit the conduct by either party of its Other Activities, except as expressly set forth herein, and neither party shall include, directly or indirectly, as costs of its activities related to the Venture any costs arising out of any of its Other Activities.

            19. No Hiring of Employees. During the term of this Agreement and for a period of two years thereafter, neither Phelps nor Hubbard will, without the prior written consent of the other, hire or attempt to hire anyone who is at the time or was within the period of one year prior to such time an employee of the other.

            20. Term.

            The term of this Agreement is twenty-five (25) years unless terminated earlier in accordance with this Section 20. This Agreement shall terminate prior to expiration of the stated term, as follows:

                  i. This Agreement may be terminated at any time with the
            mutual written consent of Phelps and Hubbard.

                  ii. This Agreement may be terminated by either party upon not less than eighteen (18) months prior written notice to the other party of its election to terminate the Agreement.

                  iii. This Agreement may be terminated by either party upon written notice of its election to terminate


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            the Agreement following the institution of any bankruptcy or insolvency proceedings by or against the other party (whether voluntary or involuntary, and whether under federal or state law), the dissolution, liquidation or winding up of either party or the assignment by the other party of any significant portion of its property or assets for the benefit of creditors or claimants.

                  iv. This Agreement may be terminated by either party upon
            written notice of its election to terminate the Agreement if there is a willful breach by the other party of a material term of this Agreement and such breach has not been cured within sixty (60) days after written notice of such breach.

                  v. This Agreement may be terminated by either the remaining party or the permitted assignee of the other party upon not less than twelve (12) months written notice to the remaining party or such assignee, as the case may be, following the assignment of a party's interest in the Venture pursuant to Section 23 hereof; provided, however, that such notice of termination may not be given more than three (3) months after the effective date of such assignment.

                  vi. This Agreement shall terminate six (6) months after the assignment of a party's interest in the Agreement pursuant to
            Section 23 hereof, or on such earlier date after the assignment as specified by the non-assigning party upon not less than thirty (30) days prior written notice to the assigning party and its assignee, if (A) prior to such assignment, the assigning party requested in writing that the other party consent to the assignment, such consent not to be unreasonable withheld, and (B) the other party failed to consent in writing to such assignment within thirty (30) days of such request; provided, however, that nothing herein contained shall require a party to request such consent prior to an assignment of its interest in the Agreement pursuant to Section 23 hereof.

Following any notice, of termination of the Agreement pursuant to this Section 20, and upon any such termination, the parties shall endeavor in good faith to effect an orderly winding up of the manufacture and sale of Products under the Agreement. Nothing contained in this Section 20 shall affect or impair any rights or obligations arising prior to or at the time of the termination of this Agreement, or which may arise by an event causing the termination of this Agreement.

            21. Certain Payments of Profits After Termination. If the term of this Agreement is terminated by either party pursuant to Section 20 (ii) or
Section 20(v), then for a period of three (3) years after the effective date of such termination the party giving


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notice of termination shall pay to the other 50% of its profit, computed on the same basis as anticipated net profit in accordance with Section 9(b) hereof, as nearly as practicable under the circumstances then existing (recognizing that such party may then be both manufacturing and selling Products), with respect to all sales by it of Products within the Territory to entities that were customers of the Venture at the time such notice is given; provided, however, that a party terminating this Agreement pursuant to Section 20(v) as the result of the other party assigning its interest in the Agreement shall be required to share profits pursuant to this Section 21 only if (i) prior to the assignment of its interest in the Agreement the assigning party requested in writing the consent of the terminating party to such assignment, which consent shall not be unreasonably withheld, (ii) the terminating party granted such consent in writing within thirty (30) days of such request, and (iii) the terminating party thereafter terminates the Agreement pursuant to Section 20(v) as a result of such assignment.

            22. Licenses. Nothing herein shall constitute a license by Hubbard for Phelps to use, or a license by Phelps for Hubbard to use, the names, trademarks, patents, copyrights, licenses and other registrations or specifications made available to the Venture by such party.

            23. Assignment. Except as expressly permitted by this Section 23, neither party shall assign or encumber its interest in the Venture. For purposes of this Agreement, the sale or transfer of 50% or more of the common stock of a party in a single transaction or integrated series of transactions (a "Change of Control") shall be deemed to be an assignment by such party of its interest in the Venture. A party's interest in the Venture may be assigned to another entity in connection with the sale of such party's business substantially as a whole or substantially all of the assets of a division or component of such party's business to another entity, or as a result of a Change of Control, provided that, in the case of a sale by such party of substantially all of its business or a division or component thereof, (i) such party remains liable for observance and performance of its obligations under this Agreement; (ii) the financial condition of the transferee is reasonably satisfactory to the other party; and
(iii) the transferee specifically agrees to be bound by the terms of this Agreement. Each and every provision in this Agreement shall survive such assignment or transfer and remain in full force and effect.

            24. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto, their successors and permitted assigns.

            25. Other Instruments, Etc. The parties agree that they will perform all other acts and execute and deliver such other documents as may be necessary or appropriate to carry out the intent and purpose of this Agreement. The parties recognize that


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this is a long term Agreement and that issues will arise from time to time in the course of the Venture requiring further negotiations and agreement of the parties. The parties agree to negotiate in good faith all such issues as they arise.

            26. Arbitration. All unresolved disputes or controversies arising out of or in relation to this Agreement shall be determined and settled by arbitration at a mutually convenient location in accordance with the commercial Rules of the American Arbitration Association in effect at the time of said controversy, and judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The expenses of the arbitration shall be divided equally between the parties, provided that each of Phelps and Hubbard shall pay for and bear the costs of its own experts, evidence, and legal counsel. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended for the number of days plus ten (10) that are taken for the determination of that matter by the arbitrator(s).

            27. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Minnesota and Phelps hereby consents to the jurisdiction of the State of Minnesota.

            28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which taken together shall be one document.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the 10th day of August, 1993.

                                         PHELPS INDUSTRIES, INC.


                                         By /s/ Richard J. Phelps
                                            --------------------------
                                            Richard J. Phelps
                                            President

                                         HUBBARD MILLING COMPANY


                                         By /s/ Timothy C. Violet
                                            --------------------------
                                            Timothy C. Violet
                                            Vice President, Pet Food

                                    EXHIBIT I

                               PET TREAT PRODUCTS

Round Jerky Sticks          (formulated and produced as a clone to Pupperoni(R))


Flat Jerky Strips           (formulated and produced as a clone of Hartz(R)
                            Jerky Dog Snacks)

                            (See attached specification sheets)

                    ----------------------------------------

                           A Pupperoni Style Product

                    ----------------------------------------

The Market:                Pupperoni is the second largest brand in the Jerky
                           category: 22% dollar increase in 91-92 makes it the fastest growing dog treat brand.

Proposed Product:          12/2.8 oz. Jerky Stick Snacks in beef flavor. 12
                           sticks to the 2.8 oz. package, 3/8" diameter x 4 3/4" length. Other flavors can be added.

Positioning:               A quality jerky stick item sold everyday at
                           approximately 33% below the national brand at attractive gross margins.

Ingredients:               Meat By Products, Soy Grits, Liver, Sugar, Beef,
                           Dextrose, Glycerin, Spices, Hydrolized Plant Protein,
                           Natural Smoke Flavor, Potassium Sorbate (A
                           Preservative), Monosodium Glutamate, Sodium Nitrate
                           (for color retention)

Guaranteed Analysis:       Crude Protein Minimum 28.0%, Crude Fat Minimum 5.0%,
                           Crude Fiber Maximum 2.02%, Moisture Maximum 24.0%

Shelf Life:                8 months.  Code dates will reflect customer policy.

Acceptance:                Equal to Pupperoni in kennel tests (results on
                           request).

Promotional Support:       Planned program to create attractive special
                           pricing.

Packaging:                 100 guage OPP (Oriented Polyproalene) laminated with
                           12 pound polyethelene. Laminated to 48 guage metalized [illegible] polyester.

Master Case:               Self contained corrugated shipper caddy.

Packaging Design:          Maximum six color. Flat or line artwork should be
                           used. Process printing would require additional cost.

                           Product Specification:

Case Dimensions:           81/2" (L) x 5" (W) x 9" (D)
Case Cube:                 .22 cubic feet
Gross weight:              3.6 lbs.
Cases Per Pallet:          200
Pallet Pattern:            40 cases/[illegible] -5/high
Minimum Purchase:          1 pallet

                    ----------------------------------------

                          A Private Label Jerky Program
                            3 Oz. Foil Laminate Pouch

                    ----------------------------------------

                           Specification Sheet

The Market:                Over 30% of dog treat unit purchases are jerky items.
                           Jerky represents over 21% of all dog treat retail dollars-second to biscuits.

Proposed Product:          12/3 oz. Jerky in beef and bacon flavors, typically
                           14-15 sticks to each 3 oz. package. Liver and Chicken flavors also available.

Positioning:               A quality jerky product sold every day at 35% below
                           the national brand prices at attractive gross profit margins.

Ingredients:               Meat by-products, soy grits, dextrose, beef (or liver
                           or chicken or bacon), salt, spice, hydrolyzed vegetable proteins, natural and artificial flavor, potassium sorbate (a preservative), natural smoke flavor, monosodium glutamate, vegetable oil, tricalcium phosphate, sodium nitrate, artificial color.

Guaranteed Analysis:       Crude protein minimum 37%, crude fat minimum 10%,
                           crude fiber minimum 3%, moisture maximum 20%.

Shelf Life:                8 months.  Code dates will reflect customer policy.

Acceptance:                Out performs Jerky Treats in kennel tests (results on
                           request).

Promotional Support:       Planned program to create attractive special pricing.

Packaging:                 100 guage OPP (Oriented Polypropelene) laminated with
                           12 pound polyethelene. Laminated to 48 guage metalized scalable polyester.

Master Case:               Self contained corrugated shipper caddy.

Packaging Design:          Maximum six color. Flat or line artwork should be
                           used. Process printing would require additional cost.

                           Product Specification:

Case Dimensions:           81/2" (L) x 5" (W) x 9" (D)
Case Cube:                 .22 cubic feet
Gross weight:              3.75 lbs.
Cases Per Pallet:          200
Pallet Pattern:            40 cases/[illegible] -5/high
Minimum Purchase:          1 pallet

TERMS:                     2% 10 days cash discount, net 11 days
PRODUCT LIABILITY:         $2 million bodily injury/property damage/general
                           liability (Certificate Available on Request)

                                   EXHIBIT II

1. All sales by Phelps of the Products outside of the territory of the United States and Canada are excluded from this Agreement.

2. All sales by Phelps under the Phelps-owned brand name "Glad-Wags" and other Phelps-owned brand names existing or hereinafter registered are excluded from this Agreement.

3. All sales by Phelps to Nestle of the Products are excluded from this Agreement, and Phelps will handle this account directly until such time as the Authorized Representatives deem there to be a customer advantage for this account to be covered by the Agreement. Until such time as this account becomes covered by the Agreement, all costs and profits of the account will be retained by Phelps.

4. All sales by Phelps to Vons' Giant and Eagle of the Products are excluded from this Agreement, and Phelps will handle these accounts directly until such time as the Authorized Representatives deem there to be a customer advantage for these accounts to be covered by the Agreement. Until such time as these accounts becomes covered by the Agreement, all costs and profits of these accounts will be retained by Phelps.

5. All sales by Phelps to Pet Life of the Products are excluded from this Agreement. No additional sales will be made to Pet Life without agreement of Authorized Representatives.

6. All sales by Phelps to Kmart, Stop 'N Shop, Foodtown, Shaw's, Weis Markets, A & P, SGC, WFC, Safeway, Target, Golub, ConAgra and Hartz of the Products are excluded from this Agreement during the initial transition period of 12 months from the date of the commencement of the Venture. During this transition, Phelps will handle these accounts directly, and costs and profits of the accounts will be retained by Phelps. After the transition period, these accounts will become subject to the Agreement, with Phelps manufacturing the Products for sale to Hubbard and resale by Hubbard to the accounts. All other terms and conditions of the Agreement apply to these accounts after the transition period with the exception of the profit percentages specified in Section 14 which shall be 80% Phelps and 20% Hubbard through June 30, 1997, after which time the 50% split shall apply on these accounts.

                                  Joint Venture
                Hubbard Milling Cornpany/Phe1ps Industries, Inc.
                                 Strips & Sticks

                                   Exhibit III

                                             3 Oz.       2.8 Oz.
                                          P.L. Jerky   P.L. Jerky
                                            Strips       Sticks
                                          ----------   ----------

Meat & Additives
Sticks { Assumed Wgt - 7.1 grams
       { X 156 Pos (2.45 lbs Case)          1.2005

Sticks { Assumed Wgt - 7.6 grams
       { x 132 Pos (2.22 lbs. Case)                    1.0785

Packaging
         Film 12x.05 x 112%                  .6720      .6720} No
         Master (.20 x 1.025)                .2153      .2153} Actual's
         Cards (.0081 x 1.025) x 12          .0996      .0996} Based On
                                          -------    -------
         Total Packaging:                    .9869      .9869} Strips

                                          -------    -------
         Total Materials:                   2.1874     2.0654

Direct Labor & Fringes
         Processing                          .2236       .356
         Packing                             .2766       .495
                                          -------    -------
         Sub Total:                          .5002       .851
         Add: 54% Fringes                    .2701       .459

                                          -------    -------
         Total Labor & Fringes:              .7703      1.310

Manufacturing Overhead
         .0073 Per Pos                      1.1388     0.9636

                                          -------    -------
         Total Cost FOB, Rockford           4.0965      4.339

                                   Exhibit III

                                      Notes

Meat & Ingredients (Jerky Strips 12/3 Oz. Case)

Approx Batch Gross Weight:          393 lbs
Approx Dry Packed Yeild:            165 lbs (41.98%)
Avg Cost Ingredients in Batch:      81.00
Avg Cost Per Dry Pound:             0.49 (cents)
Avg Weight 3 Oz. Case of 12:        2.45 lbs

Meat & Ingredients (Jerky Sticks 12/2.8 Oz. Case)

Approx Batch Gross Weight:          430 lbs
Approx Dry Packed Yeild:            220 lbs (51%)
Avg Cost Ingredients in Batch:      106.88
Avg Cost Per Dry Pound:             0.4858 (cents)
Avg Weight 2.8 Oz. Case of 12:      2.22 lbs

Packaging (12/3 Oz. Strips & 12/2.8 Oz. Sticks)

Prices will vary with quantity and complexity of film etc. Costs on Exhibit III are average costs for private label. Film includes scrap factor of 12%. Master cartons and cards include scrap factor of 2.5%.

Direct Labor & Fringes

Costs on Exhibit III represents average cost for five month period ended 5/28/93. Cost can vary slightly from month to month depending on volume throughput.

Manufacturing Overhead

Attached is a list of accounts included in this cost category.

                  Manufacturing Overheads - Chart Of Accounts

                                  Exhibit III

Indirect Labor (Line Supervisor & Maintenance Man)

Plant Accountant
Plant Manager
Office Person

Fringes On Above (54% for indirect labor and 19% of all others)
Plant Manager Travel
Employee Gratuities
Rent
Building Repairs
Manufacturing Supplies
Depreciation Expense
Insurance Expense
Real Estate Taxes
Telephone Expense
Water Expense
Electric Expense
Gas Expense
Repair - M&E
Uniform Rentals
Misc. Manufacturing Exp
UPS & Federal Express Exp
Truck Lease Expense

                                   EXHIBIT IV

                             Hubbard's Selling Costs

                                                Allocation         12/3 oz. Case
                                                 Method            Amount/Case
                                           ---------------------   ------------
Freight (Hubbard to Customer)              *Actual
Off-Invoice Allowances and Incentives      *Actual Program
Brokerage                                  *Actual
Cash Discounts                              Calculated 2% of Sale      $.17
Registration and Tonnage Taxes             *Actual
Selling/Advertising                         Calculated                 $.25
Warehousing Costs                           Calculated                 $.04

      * "Actual" will be established after the program is agreed on between the venture and the customer. This will be outlined on individual margin sheet by account.